Exhibit 99.4
TW-Lauder Letter Agreement

March 22, 2009
TW Media Holdings LLC
c/o Time Warner Inc.
One Time Warner Center
New York, NY 10019
Ladies and Gentlemen:
     Reference is made to that certain Form of Investor Rights Agreement, attached hereto as Exhibit A (the “Investor Rights Agreement”), to be entered into by Central European Media Enterprises Ltd., a Bermuda company (the “Company”), RSL Savannah LLC, a Delaware limited liability company (“RSL Savannah”), RSL Investment LLC, a Delaware limited liability company, RSL Investments Corporation, a Delaware corporation, Ronald S. Lauder and TW Media Holdings LLC, a Delaware limited liability company (“TW”). Capitalized terms used in this letter (this “Letter”) and not defined herein shall have the meaning ascribed to them in the Investor Rights Agreement.
     1. Dissolution of CME Holdco L.P.
     (a) Ronald S. Lauder (“Mr. Lauder”) shall cause RSL Investment LLC, as the general partner (including any successor general partner, the “General Partner”) of CME Holdco L.P., a Cayman Islands exempted limited partnership (“CME Holdco”), pursuant to Section 10.1(e) of that certain Amended and Restated Limited Partnership Agreement of CME Holdco L.P., dated as of September 1, 2006, as amended and restated (the “CME Partnership Agreement”)), to cause the dissolution and the winding up of CME Holdco and to terminate the CME Partnership Agreement as of September 1, 2009 (or, at the sole discretion of the General Partner, on any earlier date permitted pursuant to the CME Partnership Agreement), and as of such date, Mr. Lauder shall cause the General Partner to execute, acknowledge and file a Notice of Dissolution (as defined in the CME Partnership Agreement) with the Registrar of Exempted Limited Partnerships of the Cayman Islands as contemplated in the CME Partnership Agreement.
     (b) From and after the date hereof, except as otherwise contemplated by this Letter or as required by any amendment to the Exempted Limited Partnership Law (2007 Revision) of the Cayman Islands as in effect as of the date hereof, Mr. Lauder shall not, and shall cause his Affiliates (including, without limitation, RSL Investment LLC) not to, (i) enter into any amendment or supplement, or waive any right of the General Partner or the Lauder Limited Partners (as defined in the CME Partnership Agreement), or in any way alter the terms of the CME Partnership Agreement, without the prior written consent of TW or (ii) admit any additional partners to CME Holdco or Transfer any beneficial ownership interest in RSL Investment LLC without the prior written consent of TW; provided, that this clause (ii) shall not apply to the admission of any new partners to CME Holdco, transfers or distributions by RSL Investment LLC to Mr. Lauder or any RSL Permitted Transferee, transfers for bona fide estate planning purposes of Mr. Lauder or in connection with an Involuntary Transfer so long as, in each case, such new partner or transferee is an RSL Permitted Transferee or an Apax Permitted Transferee (as such term is defined in the CME Partnership Agreement).

     2. General Partner’s Exercise of its Right of First Offer. In the event that the Apax Limited Partner (as defined in the CME Partnership Agreement) delivers a Redemption Notice (as defined in the CME Partnership Agreement) to the General Partner pursuant to the CME Partnership Agreement, Mr. Lauder shall cause the General Partner not to exercise its right to make a Purchase Offer (as defined in the CME Partnership Agreement) either directly or indirectly, without the prior written consent of TW.
     3. RSL Voting.
     (a) From and after the date hereof until the earlier of the Closing Date and the Termination Date, at any meeting of the stockholders of the Company, however called, in any action by written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval of stockholders is sought, Mr. Lauder shall vote, and shall cause his Affiliates to vote, all of the equity securities of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof) by Mr. Lauder over which Mr. Lauder has the power to vote such equity securities:
     (b) From and after the date hereof until the earlier of the Closing Date and the Termination Date, Mr. Lauder shall not, and shall cause his Affiliates (as such term is defined in the Investor Rights Agreement) not to, without the prior written consent of TW, take any action with respect to the voting of equity securities of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof) by Mr. Lauder that would require the consent of TW pursuant to Section 6.1(a) of the Investor Rights Agreement if such agreement was in effect as of the date hereof.
     (i) in favor of the issuance by the Company of the TW Shares and the approval of the terms of the TW Subscription Agreement, the TW Voting Agreement, the Investor Rights Agreement, the Registration Rights Agreement and each of the other transactions contemplated thereby;
     (ii) against any other action or agreement that is intended to, or would reasonably be expected to, prevent, impede, interfere with, delay or postpone the issuance by the Company of the TW Shares, except as may be required by law, order, rule or regulation, including the rules and regulations of any stock exchange.
     (c) It is acknowledged and agreed by TW on behalf of itself and its Affiliates that nothing in this Letter will affect or limit the fiduciary obligations of Mr. Lauder in his capacity as a director and officer of the Company and its subsidiaries.
     4. Execution of Agreements. Mr. Lauder hereby agrees that he shall enter into and deliver, and shall cause each of his Affiliates which is a party thereto to enter into and deliver, the Investor Rights Agreement and the TW Voting Agreement, as applicable, on or prior to the Closing Date. Notwithstanding the foregoing, the obligation of Mr. Lauder and his Affiliates who are a party thereto to enter into and deliver the Investor Rights Agreement and the TW Voting Agreement, as applicable, on or prior to the Closing Date, and to complete the transactions contemplated hereby and thereby, shall be subject to the fulfillment by the applicable parties or waiver by (i) Mr. Lauder, TW and the Company with respect to clauses (c) and (d) below, (ii) TW with respect to clause (b) below (which waiver shall be binding on Mr. Lauder and the Company) or (iii) the Company with respect to clause (a) below (which waiver shall be binding on Mr. Lauder and TW), in each case, prior to the Closing Date (as such term is defined in the TW Subscription Agreement) of the following conditions:
     (a) the performance or compliance by TW in all material respects with each of the obligations, agreements and covenants required to be performed or complied by TW under the TW Subscription Agreement on or prior to the Closing Date;
     (b) the performance or compliance by the Company in all material respects with each of the obligations, agreements and covenants required to be performed or complied by it under the TW Subscription Agreement on or prior to the Closing Date;
     (c) the consummation of the transactions contemplated by the TW Subscription Agreement shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable law; and
     (d) the parties shall have received all Consents and Governmental Approvals (as such terms are defined in the TW Subscription Agreement) set forth on Schedule 4.1(g) of the TW Subscription Agreement.
     5. Ownership. Mr. Lauder hereby represents and warrants to TW that, as of the date hereof, (i) Mr. Lauder beneficially owns all of the equity interests in each of RSL Savannah, RSL Investments Corporation and RSL Investment LLC and (ii) other than the RSL Excluded Shares, 2,961,205 Class B Common Shares are the only securities of the Company beneficially owned by Mr. Lauder.
     6. CME Partnership Agreement. Mr. Lauder hereby represents and warrants to TW that a true, correct and complete copy of the CME Partnership Agreement as in effect on the date hereof is attached hereto as Exhibit B.
     7. Confidentiality. Please note that this Letter may not be disclosed to any other party or circulated or referred to publicly without each party’s prior written consent, except (i) as may be required by law, order, rule or regulation, including the rules and regulations of any stock exchange and (ii) to such party’s officers, directors, agents and advisors who are directly involved in the transaction to the extent such party notifies such Persons of their obligations to keep such material confidential.
     8. Miscellaneous.
     (a) This Letter may be executed in counterparts. This Letter, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Letter bearing the signature of the party so delivering this Letter.
     (b) THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED

BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     (c) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS LETTER SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS LETTER, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY.
     (d) THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
     (e) The parties agree that irreparable damage would occur in the event that any of the provisions of this Letter were not performed in accordance with their specific terms of were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of this Letter and to enforce specifically the terms and provisions of this Letter in any New York Court in addition to the other remedies to which such parties are entitled.
     (f) Upon the termination of the TW Subscription Agreement (the “Termination Date”) in accordance with Article VI thereof, without any further action by any Person, this Letter and all obligations of Mr. Lauder hereunder shall terminate automatically and shall be deemed null and void ab initio without any liability of Mr. Lauder to any Person.
     (g) This Letter may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.
     (h) This Letter, together with the TW Subscription Agreement, the Registration Rights Agreement, the TW Voting Agreement and the Investor Rights Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective affiliates, representatives and agents in respect of such subject matter.

     (i) For purposes of this Letter, calculations based on “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date hereof.
[Signature pages follow]

     Please confirm that the foregoing is in accordance with your understanding by signing and returning to undersigned the enclosed copy of this Letter, which shall become a binding agreement upon receipt.

/s/ Ronald S. Lauder Ronald S. Lauder
Signature Page to Letter Agreement

Accepted and agreed by:
TW MEDIA HOLDINGS LLC

By:	/s/ James E. Burtson
Name: James E. Burtson
Title: Senior Vice President
Signature Page to Letter Agreement